EXHIBIT 99.h (1)

MH Elite Portfolio of Funds Trust

43 Highlander Drive

Scotch Plains NJ 07076

1-800-318-7969

ADMINISTRATIVE SERVICES AGREEMENT

Effective January 1, 2018

AGREEMENT, made by and between MH Elite Portfolio of Funds Trust, a Delaware statutory trust (hereinafter called 'Fund') and MH Investment Management, Inc., a New Jersey Corporation (hereinafter called 'Investment Adviser'). WITNESSETH: WHEREAS, in connection with the expenses incurred by the Fund associated with operating a family of funds, the Investment Adviser agrees to provide the following administrative services to the Fund.

1.

The Fund hereby employs the Investment Adviser, for the period set forth in Paragraph 6 and on the terms set forth herein, to render administrative services to the Fund, subject to the supervision and direction of the Trustees of the Fund. The Investment Adviser hereby accepts and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation provided. The Investment Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

2.

As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this agreement, the Fund shall pay to the Investment Adviser an annual fee, payable monthly, of .25% each of the Fund's daily net assets. The fee (.25%) cannot be raised without shareholder approval and this agreement will continue for as long as MH Investment Management Inc. serves as the Investment Adviser to the Fund. The Investment Adviser cannot recover, at some future date, any expenses incurred that are in excess of the .25% annual fee.

3.

It is expressly understood and agreed that the services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.

The Investment Adviser is obligated to pay all the expenses of the Fund other than the investment advisory fee and the acquired fund fees and expenses. The expenses and salaries incurred by the Fund that are necessary and incidental to the conduct of its business of operating a family of funds will be the responsibility of the Investment Adviser. Administrative services provided by the Investment Adviser include, but are not limited to, the costs incurred in the maintenance of  books, records, and procedures; dealings with shareholders; reports and notices to shareholders; expenses of annual shareholder meetings; trustee compensation; miscellaneous office expenses; brokerage fees; and custodian, legal, accounting and registration fees. In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the Fund and Investment Adviser may share common facilities and personnel common to each.

5.

Payments to the Investment Adviser cannot be used for distribution and/or marketing of Fund shares. Investment Adviser is not obligated in any way to provide distribution services to or for the Fund.

6.

This agreement shall continue in effect until December 31, 2018, and, thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Trustees, cast in person at a meeting called for the purpose of voting on such approval, including the votes of a majority of the Trustees who are not parties to such agreement or interested persons of any such party. This agreement may be terminated at any time upon 60 days prior written notice, without the payment of any penalty, by the Fund's Trustees or by vote of a majority of the outstanding voting securities of the Fund. This agreement will automatically terminate in the event of its assignment by the Investment Adviser (within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of the Investment Adviser. Upon the termination of this agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.

This Agreement shall not be assigned by the Fund without prior written consent thereto of the Investment Adviser. This Agreement shall terminate automatically in the event of its assignment by the Investment Adviser unless an exemption from such automatic termination is granted by order or rule of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused their seals to be affixed and duly attested and their presence to be signed by their duly authorized officers this 6th day of December, 2017.

.

MH Elite Portfolio of Funds Trust       By _________________________

                                           Harvey Merson, President

Attest: ___________________________

           Jeff Holcombe, Vice President

MH Investment Management, Inc.          By _________________________

                                           Harvey Merson, President

Attest: ___________________________

           Jeff Holcombe, Vice President

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